EXHIBIT 99.1

Via Email Only

September 27, 2017

Mr. Dennis O’Leary

President

DarkPulse, Inc.

Re: Joint Venture Letter of Intent

Dear Mr. O’Leary:

This letter of intent (this “Letter of Intent” or “Letter”) sets forth the headline terms under which Bravatek Solutions, Inc., a Colorado corporation (“Bravatek”), and DarkPulse Technology Holdings, Inc., a New York corporation (“DPT”), will form a joint venture limited liability company to market their products and services in the North America, Asia and European government, military and CI/KR (Critical Infrastructure / Key Resources) market segments (the “Joint Venture”).

Notwithstanding anything to the contrary herein, nothing herein shall be considered binding, and this Letter shall only be considered an expression of intent setting forth the terms to be included in definitive agreement(s) to be negotiated and executed by the parties. The parties will use their reasonable best efforts to negotiate in good faith such agreements, which will contain, among other standard terms and conditions, provisions reflecting the following preliminary terms:

1. Ownership. The Joint Venture will be owned 60% by DPT and 40% by Bravatek.

2. Funding. Bravatek will provide the Joint Venture a line of credit for up to $5,000,000, repayable on terms mutually agreeable to the Joint Venture and Bravatek and secured by the Joint Venture’s assets.

3. License. The Joint Venture will have an exclusive right to distribute DPT’s products in the North America, Asia and European government, military and CI/KR market segments.

4. Due Diligence; Confidentiality. Each party and its representatives, officers, employees and advisors, including accountants and legal advisors, will provide the other party and its representatives, officers, employees and advisors, including accountants and legal advisors, with all information, books, records and property (collectively, “Transaction Information”) that such other party reasonably considers necessary or appropriate in connection with its due diligence inquiries prior to execution of definitive agreement(s). Each party agrees to make available to the other party such officers, employees, consultants, advisors and others as reasonably requested by the other party for meetings, visits, questions and discussions concerning each other and financing the Project. Each of the parties will use its reasonable best efforts to maintain the confidentiality of the Transaction Information, unless all or part of the Transaction Information is required to be disclosed by applicable securities laws, or to the extent that such disclosure is ordered by a court of competent jurisdiction.

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5. Public Disclosure. The parties agree that this Letter and references to DPT will appear in disclosure documents required by securities laws, and in other regulatory, administrative filings and public relations materials in the ordinary course of Bravatek’s business. DPT hereby authorizes the above-described uses and/or disclosure, which will be deemed to be acceptable uses and/or disclosure.

6. Expenses. Each of the parties will be responsible for its own expenses in connection with this Letter and the transactions contemplated hereby, including fees and expenses of legal, accounting and financial advisors.

7. Compliance with the Securities Laws; Insider Trading. Each of the parties acknowledges that it and other of its representatives may, in connection with this Letter and the transactions contemplated hereby, come into possession of material non-public information about the other party. Accordingly, each of the parties agrees to use its best efforts to ensure that it and none of its officers, directors, shareholders, members, owners, employees or other representatives will trade (or cause or encourage any third party to trade) in any of the securities of the other party while in possession of any such material, non-public information.

8. Miscellaneous:

a. Authority. The parties represent and warrant that they have the power and authority to enter into this Letter of Intent.

b. Choice of Law; Jurisdiction. This Letter shall be governed by and construed in accordance with the laws of the State of Texas, without giving effect to any choice of law or conflict of law, rule or regulation (whether of the Texas or any other jurisdiction) which would have the effect of applying any law, rule or regulation other than the State of Texas. The parties hereby subject themselves to the jurisdiction of the federal and state courts located within the State of Texas and agree that the exclusive venue and place of jurisdiction for any lawsuit arising under or related to this Letter of Intent shall be the State of Texas.

c. Attorneys’ Fees. In the event an action or proceeding is brought by any party under this Letter to enforce or construe any of its terms, the prevailing party shall be entitled to recover, in addition to all other amounts and relief, its reasonable costs and attorneys’ fees incurred in connection with such action or proceeding.

d. Counterparts. This Letter may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. Counterparts and signatures transmitted by facsimile shall be valid, effective and enforceable as originals.

If the foregoing general terms are acceptable, please sign and date this Letter in the space provided below and return a copy to our office to my attention. Upon receipt of a fully-executed copy of this Letter, we will proceed with our plans to formalize the Joint Venture.

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Sincerely,

Bravatek Solutions, Inc.

/s/ Thomas A. Cellucci

Thomas A. Cellucci, Ph.D., MBA

Chief Executive Officer

ACCEPTED AND AGREED:

DarkPulse, Inc.

Dennis M. O’Leary

Dennis M. O’Leary

Chief Executive Officer

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